Exhibit 99.1

Sonim Technologies Reports First Quarter 2019 Financial Results

Quarterly Net Revenues Up 46% to $26.5 Million Driving 78% in Gross Profit to $9.4 Million

SAN MATEO, Calif. – June 24, 2019 – Sonim Technologies, Inc. (Nasdaq: SONM), a leading U.S. provider of ultra-rugged mobility solutions designed specifically for task workers physically engaged in their work environments, reported financial results for the first quarter ended March 31, 2019.

First Quarter 2019 Financial Highlights

•	Net revenues increased 46% to $26.5 million from $18.2 million in Q1 2018

•	Gross profit increased 78% to $9.4 million from $5.3 million in Q1 2018

•	Gross profit margin increased 650 basis points to 35.4% from 28.9% in Q1 2018

Second Quarter 2019 Financial Outlook

•	For the second quarter ending June 30, 2019, the company expects net revenues to increase between 34% and 38% from $31.5 million in Q2 2018

First Quarter 2019 Financial Results

Net revenues for the first quarter of 2019 increased 46% to $26.5 million from $18.2 million in the first quarter of 2018. The increase in net revenues was primarily due to the acceptance and launch of commercial sales of the company’s XP3 device and increased mobile phone sales volumes to major wireless carriers.

Gross profit for the first quarter of 2019 increased 78% to $9.4 million (35.4% of net revenues) from $5.3 million (28.9% of net revenues) in the first quarter of 2018. The increase in gross profit was primarily due to an increase in net revenues from mobile phone sales as well as the reduced cost of revenues per mobile phones sold compared to the first quarter of 2018.

Net loss attributable to common stockholders for the first quarter of 2019 totaled $6.2 million or $(0.39) per basic and diluted share (based on 15.8 million shares), compared to net loss attributable to common stockholders of $8.0 million or $(7.77) per basic and diluted share (based on 1.0 million shares) in the first quarter of 2018.

Adjusted EBITDA loss (a non-GAAP metric reconciled below) for the first quarter of 2019 totaled $4.9 million, compared to an adjusted EBITDA loss of $3.6 million in the first quarter of 2018. The higher adjusted EBITDA loss was primarily due to an increase in operating expenses, which was partially offset by an increase in gross profit.

As of March 31, 2019, the company had cash and cash equivalents of $9.9 million. Following the company’s initial public offering completed May 14, 2019, as well as the full exercise of the overallotment option granted in connection therewith, the company had 19.5 million shares of common stock outstanding.

Management Commentary

“With the rollout of our XP8 smartphone and XP5s feature phone in 2018, we generated considerable sales momentum, which has continued into the beginning of this year and translated into the solid financial performance we saw in Q1,” said Bob Plaschke, CEO of Sonim Technologies. “More specifically, the first quarter was highlighted by a 46% year-over-year increase in net revenues, driven by increased mobile phone sales volumes to major wireless carriers as well as initial sell-through of the XP3 on the Sprint network in particular. Because of this greater scale and the inherent operational leverage in our business, we drove an even greater percentage increase in gross profit.”

“As we continue to grow, we’re focusing on every aspect of our organizational structure that will set us up for long-term success. We’ve added three new directors to our board, each with decades of experience in telecommunications and public safety. These individuals have a deep understanding of our business and possess skills and broader industry knowledge to further position Sonim as a major player with a lasting impact.”

“We’re in the midst of an exciting time for our business. With our successful initial public offering in May, we have sufficient capital to grow in our existing markets as well as expand our subscription-based products and services. On a more holistic level, we are committed to furthering our mission of ensuring task workers and first responders have access to solutions that meet their critical needs.”

Subsequent Events

On May 10, 2019, Sonim Technologies became a publicly traded company, which was subsequent to the end of the first quarter of 2019. Due to the timing of the transaction, the company was not required to file its quarterly financial results within the typical reporting period established by the U.S. Securities and Exchange Commission (SEC). Going forward, the company will file its quarterly and annual financial results by the SEC’s respective deadlines for those periods.

Also, beginning with the second quarter of 2019 and continuing in future quarterly periods, the company plans to hold a conference call to discuss its financial results, the date and details of which will be announced in advance of the event. Financial results will also be disseminated prior to the call.

Non-GAAP Financial Measures

Sonim Technologies provides Non-GAAP information to assist investors in assessing its operations in the way that its management evaluates those operations. Adjusted EBITDA is supplemental measure of the Company’s performance that are not required by, and are not determined in accordance with, GAAP. Non-GAAP financial information is not a substitute for any financial measure determined in accordance with GAAP.

We define Adjusted EBITDA as net income (loss) adjusted to exclude the impact of stock-based compensation expense, depreciation and amortization, interest expense, net, income tax expense and change in fair value of warrant liability. Adjusted EBITDA is useful financial metrics in assessing our operating performance from period to period by excluding certain items that we believe are not representative of our core business, such as certain material non-cash items and other adjustments such as stock-based compensation and changes in the fair value of the warrant liability.

We believe that Adjusted EBITDA, viewed in addition to, and not in lieu of, our reported GAAP results, provide useful information to investors regarding our performance and overall results of operations for various reasons, including:

•

non-cash equity grants made to employees at a certain price do not necessarily reflect the performance of our business at such time, and as such, stock-based compensation expense is not a key measure of our operating performance; and

•	costs associated with certain one-time events are not considered a key measure of our operating performance.

We use Adjusted EBITDA:

•	as a measure of operating performance;

•	for planning purposes, including the preparation of budgets and forecasts;

•	to allocate resources to enhance the financial performance of our business;

•	to evaluate the effectiveness of our business strategies;

•	to periodically assess compliance with certain covenants and other provisions under the Loan Agreement;

•	in communications with our board of directors concerning our financial performance; and

•	as a consideration in determining compensation for certain key employees.

Adjusted EBITDA have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations include:

•	they do not reflect all cash expenditures, future requirements for capital expenditures or contractual commitments;

•	they do not reflect changes in, or cash requirements for, working capital needs;

•	they do not reflect interest expense on our debt or the cash requirements necessary to service interest or principal payments; and

•	other companies in our industry may define and/or calculate these metrics differently than we do, limiting their usefulness as comparative measures.

Set forth below is a reconciliation from net loss to Adjusted EBITDA for the three months ended March 31, 2018 and 2019.

Reconciliation of GAAP Net Income to Adjusted EBITDA Three Months Ended March 31
	2019	2018
Net Loss	$(6,206)	$(5,071)
Adjustments:
Depreciation and Amortization	534	467
Stock Based Comp Expense	47	33
Interest Expense	422	406
Income taxes	295	534

Adjusted EBITDA	$(4,908)	$(3,631)

About Sonim Technologies, Inc.

Sonim Technologies is a leading U.S. provider of ultra-rugged mobility solutions designed specifically for task workers physically engaged in their work environments, often in mission-critical roles. The Sonim solution includes ultra-rugged mobile phones, a suite of industrial-grade accessories, and data and workflow applications which are collectively designed to increase worker productivity, communication and safety on the job site. For more information, visit www.sonimtech.com.

Important Cautions Regarding Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to, among other things, future growth, profitability, continued market acceptance of the Company’s products. These forward-looking statements are based on Sonim’s current expectations, estimates and projections about its business and industry, management’s beliefs and certain assumptions made by the company, all of which are subject to change. Forward-looking statements generally can be identified by the use of forward-looking terminology such as, “future”, “believe,” “expect,” “may,” “will,” “intend,” “estimate,” “continue,” or similar expressions or the negative of those terms or expressions. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. Factors that may cause actual results to differ materially include Sonim’s ability to continue to generate positive cash flow, and ability to be profitable; anticipated trends, such as the use of and demand for its products; its ability to attract and retain customers to purchase and use its products; its ability to attract wireless carriers as customers for its products; the evolution of technology affecting its products and markets; its ability to introduce new products and enhance existing products, as well as the other potential factors described under “Risk Factors” included in Sonim’s Quarterly Report on Form 10-Q for the three months ended March 31, 2019 and other documents on file with the Securities and Exchange Commission (available at www.sec.gov). Sonim cautions you not to place undue reliance on forward-looking statements, which reflect an analysis only and speak only as of the date hereof. Sonim assumes no obligation to update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release, except as required by law.

Sonim Technologies Contacts

Jim Walker, Chief Financial Officer

Sonim Technologies, Inc.

(650) 378-8100

Matt Glover and Tom Colton

Gateway Investor Relations

(949) 574-3860

SONM@gatewayIR.com

SONIM TECHNOLOGIES, INC. CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2018 and March 31, 2019

(IN THOUSANDS OF U.S. DOLLARS EXCEPT SHARE AND PER SHARE AMOUNTS)

	March 31, 2019	December 31, 2018
Assets
Cash and cash equivalents	$9,852	$13,049
Accounts receivable, net	7,501	18,877
Inventory	29,063	21,831
Prepaid expenses and other current assets	12,363	10,111

Total current assets	58,779	63,868
Property and equipment, net	1009	1,071
Other assets	2,155	2,406

Total assets	$61,943	$67,345

Liabilities and stockholders’ equity (deficit)
Current portion of long-term debt	$282	$301
Accounts payable	27,028	27,295
Accrued expenses	16,063	16,381
Deferred revenue	3,950	4,223

Total current liabilities	47,323	48,200
Income tax payable	901	807
Long-term debt, less current portion	13,104	13,209

Total liabilities	61,328	62,216

Stockholders’ equity (deficit)
Common stock, $0.001 par value per share; 100,000,000 shares authorized: 15,873,705 and 15,591,357 shares issued and outstanding at March 31, 2019 and December 31, 2018, respectively;	16	15
Additional paid-in capital	150,332	148,641
Accumulated deficit	(149,733)	(143,527)

Total stockholders’ equity (deficit)	615	5,129

Total liabilities and stockholders’ equity (deficit)	$61,943	$67,345

SONIM TECHNOLOGIES, INC. CONSOLIDATED STATEMENTS OF OPERATIONS

March 31, 2018 AND 2019

(IN THOUSANDS OF U.S. DOLLARS EXCEPT SHARE AND PER SHARE AMOUNTS)

	March 31, 2019	March 31, 2018
Net revenues	$26,484	$18,190
Cost of revenues	17,105	12,927

Gross profit	9,379	5,263

Operating expenses:
Research and development	8,401	5,141
Sales and marketing	3,726	2,543
General and administrative	2,476	1,593

Total operating expenses	14,603	9,277

Loss from operations	(5,224)	(4,014)
Interest expense	(422)	(406)
Other expense, net	(265)	(117)

Loss before income taxes	(5,911)	(4,537)
Income tax expense	(295)	(534)

Net loss	(6,206)	(5,071)
Cumulative dividends on Series A, Series A-1 and Series A-2 preferred shares	0	(2,967)

Net loss attributable to common stockholders	$(6,206)	$(8,038)

Net loss per share attributable to common stockholders, basic and diluted	$(0.39)	$(7.77)

Weighted–average shares used in computing net loss per share attributable to common stockholders, basic and diluted	15,783,744	1,034,641

SONIM TECHNOLOGIES, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

MONTHS ENDED MARCH 31, 2018 AND 2019

(IN THOUSANDS OF U.S. DOLLARS)

	2019	2018
Cash flows from operating activities:
Net income (loss)	$(6,206)	$(5,071)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	534	467
Stock-based compensation	47	33
Trade-in guarantee	(268)	—
Noncash interest expense	—	228
Deferred income taxes	(11)	(14)
Provision for doubtful accounts	(3)	(41)
Changes in operating assets and liabilities:
Accounts receivable	11,379	(2,887)
Inventory	(7,233)	(2,802)
Prepaid expenses and other current assets	(2,252)	(2,533)
Other assets	(19)	(16)
Accounts payable	(268)	7,730
Accrued expenses	(319)	475
Deferred revenue	(3)	(370)
Income tax payable	94	121

Net cash used in operating activities	(4,528)	(4,680)

Cash flows from investing activities:
Purchase of property and equipment	(82)	(69)
Development of tooling and purchased software licenses	(109)	(841)

Net cash used in investing activities	(191)	(910)

Cash flows from financing activities:
Proceeds from borrowings on long-term debt, net	—	3,000
Proceeds on line of credit	—	17,510
Repayment on line of credit	(123)	(15,738)
Proceeds from issuance of common stock, net of costs	1,604	—
Cost associated with amendments to credit agreements	—	18
Proceeds from exercise of stock options	41	11

Net cash provided by financing activities	1,522	4,801

Net decrease in cash and cash equivalents	(3,197)	(789)
Cash and cash equivalents at beginning of period	13,049	1,581

Cash and cash equivalents at end of period	$9,852	$792

Supplemental disclosure of cash flow information:
Cash paid for interest	$358	$113
Cash paid for income taxes	84	29
Non-cash investing and financing activities:
Other assets included in accounts payable	4	238